Exhibit (11)      Statement Re: Computation of Earnings Per Share
                  -----------------------------------------------
                           (000's omitted, except per share data)

                                          Three Months Ended September 30        Nine Months Ended September 30
                                              1995               1996               1995                1996
                                       -------------------------------------- ------------------ -------------------
Primary:
Average shares outstanding                     8,603            10,819               8,366             10,700
Net effect of stock options and
     warrants  - based on the
     treasury stock method
     using average market price                  358               377                 362                417
                                        ------------      ------------        ------------       ------------
Totals                                         8,961            11,196               8,728             11,117
                                        ============      ============        ============       ============

Net income (A)                          $      1,583      $      3,209        $      4,938       $      6,032
                                        ============      ============        ============       ============
Per share amount                        $       0.18      $       0.29        $       0.57       $       0.54
                                        ============      ============        ============       ============
Fully diluted:
Average shares outstanding                     8,603            10,819               8,366             10,700
Net effect of stock options and
     warrants  - based on the
     treasury stock method
     using quarter end market
     price which is greater than
     average market price                        358               402                 493                469
                                        ------------      ------------        ------------       ------------
Totals                                         8,961            11,221               8,859             11,169
                                        ============      ============        ============       ============

Net income (A)                          $      1,583      $      3,209        $      4,938       $      6,032
                                        ============      ============        ============       ============
Per share amount                        $       0.18      $       0.29        $       0.56       $       0.54
                                        ============      ============        ============       ============

         (A) Includes a provision for income taxes as if the Company had been subject to income taxes for the entire period presented.

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